As filed with the Securities and Exchange Commission on June 28, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OWENS CORNING
(Exact name of registrant as specified in its charter)

Delaware	3290	43-2109021
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
One Owens Corning Parkway
Toledo, Ohio 43659
Telephone: (419) 248-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gina A. Beredo
Executive Vice President, General Counsel and Corporate Secretary
Owens Corning
One Owens Corning Parkway
Toledo, Ohio 43659
Telephone: (419) 248-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
Michael J. Solecki
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Phone: (216) 586-3939
Fax: (216) 579-0212
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.       ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
☐    Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐    Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
SUBJECT TO COMPLETION, DATED JUNE 28, 2024
$373,155,000
Owens Corning
Offer to Exchange
All of the Outstanding Restricted 3.50% Senior Notes due 2030
Issued on May 22, 2024
for
Newly Issued and Registered 3.50% Senior Notes due 2030

On May 22, 2024, we issued $373,155,000 aggregate principal amount of restricted 3.50% senior notes due 2030, which we refer to herein as the “Original Notes.” The Original Notes were issued in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.
We are offering to exchange up to $373,155,000 aggregate principal amount of new 3.50% senior notes due 2030, which we refer to herein as the “Exchange Notes,” for an equal principal amount of the outstanding Original Notes. We refer herein to the Original Notes and the Exchange Notes, collectively, as the “Notes.” We refer to the offer to exchange as the “Exchange Offer.”
The terms of the Exchange Notes will be substantially identical to the terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act and the transfer restrictions and registration rights and related additional interest provisions applicable to the Original Notes will not apply to the Exchange Notes. The Exchange Notes will be part of the same series as the Original Notes and will be issued under the same indenture. The Exchange Notes will be exchanged for Original Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any proceeds from the issuance of Exchange Notes in the Exchange Offer.

You may withdraw tenders of Original Notes at any time prior to the expiration of the Exchange Offer.
The Exchange Offer expires at 5:00 p.m. New York City time on               , 2024 unless extended, which we refer to as the “Expiration Time.”
We do not intend to list the Exchange Notes on any securities exchange or to seek approval through any automated quotation system, and no active public market for the Exchange Notes is anticipated.

You should consider carefully the risk factors beginning on page 8 of this prospectus before deciding whether to participate in the Exchange Offer.
Neither the Securities and Exchange Commission, which we refer to herein as the “SEC,” nor any state securities commission has approved or disapproved of the Exchange Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2024.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the SEC, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Owens Corning, One Owens Corning Parkway, Toledo, Ohio 43659, Attention: Corporate Secretary; Telephone: (419) 248-8000. In order to receive timely delivery of any requested documents in advance of the Expiration Time, you should make your request no later than            , 2024, which is five full business days before you must make a decision regarding the Exchange Offer.
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NOTICE TO INVESTORS
This prospectus may only be used where it is legal to make the Exchange Offer and by a broker-dealer for resales of Exchange Notes acquired in the Exchange Offer where it is legal to do so.
This prospectus and the information incorporated by reference summarize documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus and the information incorporated by reference. In deciding to exchange your Original Notes, you must rely on your own examination of such documents, our business and the terms of the Exchange Offer and the Exchange Notes, including the merits and risks involved.
We make no representation to you that the Exchange Notes will be a legal investment for you. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Exchange Notes. Neither the delivery of the prospectus nor any exchange made pursuant to this prospectus implies that any information set forth in or incorporated by reference in this prospectus is correct as of any date after the date of this prospectus.
Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where the Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”
References in this prospectus to the terms “Owens Corning,” “Company,” “we,” “our” and “us” refer to Owens Corning, a Delaware corporation, and its subsidiaries, unless we state otherwise or the context indicates otherwise. References in this prospectus to the term “Masonite” refer to the former Masonite International Corporation, a British Columbia corporation, which, subsequent to its acquisition by Owens Corning, was amalgamated with MT Acquisition Co ULC, a British Columbia unlimited liability company, resulting in the formation of Masonite International ULC, a British Columbia unlimited liability company and an indirect, wholly owned subsidiary of Owens Corning.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Our disclosures and analysis in this prospectus and the materials we have filed or will file with the SEC, including documents incorporated by reference or deemed incorporated by reference herein or therein, as well as information included in our other written or oral statements, contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “appear,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “will” and other terms of similar meaning or import, or the negatives thereof, in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These risks, uncertainties and other factors include, without limitation: levels of residential and commercial or industrial construction activity; demand for our products; industry and economic conditions including, but not limited to, supply chain disruptions, recessionary conditions, inflationary pressures, interest rate and financial markets volatility, and the viability of banks and other financial institutions; availability and cost of energy and raw materials; levels of global industrial production; competitive and pricing factors; relationships with key customers and customer concentration in certain areas; issues related to acquisitions, divestitures and joint ventures or expansions, including the acquisition of Masonite; climate change, weather conditions and storm activity; legislation and related regulations or interpretations, in the United States or elsewhere; domestic and international economic and political conditions, policies or other governmental actions, as well as war and civil disturbance; changes to tariff, trade or investment policies or laws; uninsured losses, including those from natural disasters, catastrophes, pandemics, theft or sabotage; environmental, product-related or other legal and regulatory liabilities, proceedings or actions; research and development activities and intellectual property protection; issues involving implementation and protection of information technology systems; foreign exchange and commodity price fluctuations; our level of indebtedness, including indebtedness incurred in connection with the acquisition of Masonite; our liquidity and the availability and cost of credit; our ability to achieve expected synergies, cost reductions and/or productivity improvements, including our ability to achieve the strategic and other objectives relating to the Masonite acquisition; the level of fixed costs required to run our business; levels of goodwill or other indefinite-lived intangible assets; price volatility in certain wind energy markets in the U.S.; loss of key employees and labor disputes or shortages; our ability to successfully integrate the Masonite acquisition; any material adverse changes in the business of Masonite; the strategic review of our glass reinforcements business; and defined benefit plan funding obligations.
All forward-looking statements in this prospectus (including documents incorporated by reference or deemed incorporated by reference herein) should be considered in the context of the risks and other factors described above and in the specific factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in this prospectus, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which have been or will be incorporated by reference into this prospectus. Any users of this prospectus should not interpret the disclosure of any risk factor to imply that the risk has not already materialized. Any forward-looking statements speak only as of the date the statement is made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the documents incorporated or deemed incorporated by reference herein may not occur and actual results may differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus (including documents incorporated by reference or deemed incorporated by reference herein) are cautioned not to place undue reliance on the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the “Exchange Act.” We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available over the internet at the SEC’s website at www.sec.gov.
We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and amendments to these reports, as well as proxy statements on Schedule 14A, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Investor Relations” page of our website at www.owenscorning.com. We do not intend for information contained on or accessible through our website to be part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the completion of the Exchange Offer:
•our Annual Report on Form 10-K (File No. 001-33100) for the fiscal year ended December 31, 2023;
•our Quarterly Report on Form 10-Q (File No. 001-33100) for the quarterly period ended March 31, 2024; and
•our Current Reports on Form 8-K (File No. 001-33100) filed with the SEC on February 9, 2024 (Item 1.01 and the related exhibit, only), March 1, 2024, March 6, 2024, April 15, 2024, April 29, 2024, May 13, 2024, May 15, 2024 (Items 2.01, 2.03, 9.01(a), 9.01(b) and related exhibits, only), May 22, 2024 and May 31, 2024.
We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such current reports.
We will provide to each person, including any beneficial owner of our securities to whom this prospectus is delivered, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these documents, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:
Owens Corning
One Owens Corning Parkway
Toledo, Ohio 43659
Attention: Corporate Secretary
Telephone: (419) 248-8000
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SUMMARY
This summary highlights information about us, the Exchange Offer and the Exchange Notes. This summary is not complete and may not contain all of the information that you should consider prior to deciding whether to participate in the Exchange Offer. For a more complete understanding of us, we encourage you to read this prospectus, including the information incorporated by reference into this prospectus and the other documents to which we have expressly referred you. In particular, we encourage you to read the historical financial statements, and the related notes, incorporated by reference into this prospectus. Investing in the Exchange Notes involves significant risks, as described in the “Risk Factors” section.
Our Company
Owens Corning is a global building and construction materials leader committed to building a sustainable future through material innovation. The Company has four reporting segments: Roofing, Insulation, Doors and Composites. The Doors segment was added as a result of the Company’s successful acquisition of Masonite on May 15, 2024. See “—Recent Developments—Acquisition of Masonite.” Through these lines of business, the Company manufactures and sells products worldwide. We are a market leader in many of our major product categories.
Our principal executive offices are located at One Owens Corning Parkway, Toledo, Ohio 43659, and our telephone number at that address is (419) 248-8000. Our principal website is located at www.owenscorning.com. Information on or available through our website is not incorporated into this prospectus, other than documents that we file with the SEC that we specifically incorporate by reference.
Recent Developments
Acquisition of Masonite
On May 15, 2024, we consummated the previously announced transaction with Masonite pursuant to the Arrangement Agreement, or the Agreement, dated February 8, 2024, among Owens Corning, MT Acquisition Co ULC, a wholly owned subsidiary of Owens Corning, or Purchaser, and Masonite. Pursuant to the Agreement, at the effective time of the Arrangement, or the Effective Time, Purchaser acquired all of the issued and outstanding common shares of Masonite, which we refer to as the “Arrangement.” The Arrangement was implemented by way of a plan of arrangement pursuant to the Business Corporations Act (British Columbia). Upon completion of the Arrangement, Masonite became an indirect, wholly owned subsidiary of Owens Corning.
Pursuant to the Agreement, at the Effective Time, each issued and outstanding common share, no par value, of Masonite, or the Masonite Common Shares, other than any Masonite Common Shares that were held by Masonite or any of its subsidiaries or Owens Corning, Purchaser or any other subsidiary of Owens Corning or any Masonite Common Shares as to which dissent rights were properly exercised by the holder thereof in accordance with British Columbia law, were acquired for $133.00 per share in cash, without interest.
In connection with the closing of the Arrangement, Owens Corning transferred funds to Masonite that were used immediately to repay all of the outstanding borrowings under Masonite’s term loan facility.
As previously disclosed, on March 1, 2024, we entered into certain financing arrangements, including, without limitation, (i) a 364-Day Term Loan Agreement among Owens Corning, as borrower, the lenders signatory thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, or the Term Loan Agreement, and (ii) an amended and restated trade receivables securitization program, or the A/R Facility. The Term Loan Agreement provides for a 364-day term loan facility in an aggregate principal amount of $3.0 billion, or the 364-Day Credit Facility. The A/R Facility provides for a receivables securitization facility in an aggregate principal amount of $300 million. In connection with the consummation of the Arrangement, on May 15, 2024, we borrowed $2.8 billion under the 364-Day Credit Facility, utilizing the proceeds to finance a portion of the Arrangement. On May 15, 2024, we also borrowed $295 million under the A/R Facility, utilizing the proceeds to repay a portion of the outstanding borrowings under the 364-Day Credit Facility.

We used the net proceeds of the New Notes Offering (as defined below) to repay a portion of the outstanding borrowings under the 364-Day Credit Facility used to fund a portion of the purchase price in connection with the Arrangement.
Tender Offer
On April 15, 2024, in connection with the Arrangement, Owens Corning commenced a tender offer, or the Tender Offer, to purchase any and all of the $500 million aggregate principal amount outstanding of Masonite’s 5.375% Senior Notes due 2028, or the Masonite 2028 Notes. In conjunction with the Tender Offer, Masonite commenced a consent solicitation to amend the indenture governing the Masonite 2028 Notes to, among other things, eliminate certain of the covenants, restrictive provisions and events of default applicable to the Masonite 2028 Notes. On May 16, 2024, Owens Corning accepted for purchase approximately $471 million of Masonite 2028 Notes that had been validly tendered and not validly withdrawn and related consents that had been validly delivered and not validly revoked as of the expiration time for the Tender Offer and consummated the Tender Offer and related consent solicitation by making a cash payment of approximately $480 million, in the aggregate, to tendering holders, on the terms of the Tender Offer and related consent solicitation. Upon consummation of the Tender Offer and related consent solicitation, the proposed amendments to the indenture governing the Masonite 2028 Notes that were the subject of the consent solicitation became operative.
May 2024 Exchange Offer
On May 1, 2024, in connection with the Arrangement, we commenced an offer to exchange, or the May 2024 Exchange Offer, any and all of the $375 million aggregate principal amount outstanding of Masonite’s 3.50% Senior Notes due 2030, or the Masonite 2030 Notes, for the Original Notes. In conjunction with the May 2024 Exchange Offer, Masonite commenced a consent solicitation to amend the indenture governing the Masonite 2030 Notes to, among other things, eliminate certain of the covenants, restrictive provisions and events of default applicable to the Masonite 2030 Notes. On May 22, 2024, Owens Corning accepted approximately $373 million of Masonite 2030 Notes that had been validly tendered and not validly withdrawn and related consents that had been validly delivered and not validly revoked at 5:00 p.m., New York City time, on May 14, 2024, and consummated the exchange of such Masonite 2030 Notes by issuing an equal aggregate principal amount of the Original Notes and making a cash consent payment of approximately $1 million, in the aggregate, to exchanging eligible holders, on the terms of the May 2024 Exchange Offer and related consent solicitation. Upon consummation of the May 2024 Exchange Offer and related consent solicitation on May 22, 2024, the proposed amendments to the indenture governing the Masonite 2030 Notes that were the subject of the consent solicitation became operative. The May 2024 Exchange Offer and related consent solicitation expired at 5:00 p.m., New York City time, on May 30, 2024, without any additional tenders of Masonite 2030 Notes having been made. The Original Notes were issued in reliance on one or more exemptions from the registration requirements of the Securities Act, including Rule 144A and Regulation S promulgated thereunder.
The Exchange Offer contemplated by this prospectus is in respect of the Original Notes issued upon consummation of the May 2024 Exchange Offer.
New Notes Offering
On May 31, 2024, we issued $500 million aggregate principal amount of our 5.500% Senior Notes due 2027, $800 million aggregate principal amount of our 5.700% Senior Notes due 2034 and $700 million aggregate principal amount of our 5.950% Senior Notes due 2054, in a public offering registered under the Securities Act, or the “New Notes Offering.” The net proceeds to us from the New Notes Offering was approximately $1,974 million, after deducting the underwriting discount, but before deducting other expenses of the offering payable by us. We used the net proceeds of the New Notes Offering to repay a portion of the outstanding borrowings under the 364-Day Credit Facility used to fund a portion of the purchase price in connection with the Arrangement.
We refer to the consummation of the Arrangement, the repayment of all of the outstanding borrowings under Masonite’s term loan facility, the borrowings under the 364-Day Credit Facility and the A/R Facility in connection with the closing of the Arrangement, and the use of the proceeds thereof, the settlement of the Tender Offer and related consent solicitation, the settlement of the May 2024 Exchange Offer and related consent solicitation, including the issuance of the Original Notes, on May 22, 2024, the consummation of the New Notes Offering and the use of proceeds thereof and the consummation of the Exchange Offer, collectively, as the “Transactions.”

The Exchange Offer
The following summary contains basic information about the Exchange Offer and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the Exchange Offer, including for the meanings of capitalized terms not otherwise defined below, please refer to “The Exchange Offer.”

The Exchange Offer	We are offering to exchange up to $373,155,000 aggregate principal amount of our registered 3.50% senior notes due 2030, which we refer to herein as the “Exchange Notes,” for an equal principal amount of our outstanding restricted 3.50% senior notes due 2030 issued in a private transaction exempt from the registration requirements of the Securities Act on May 22, 2024, which we refer to herein as the “Original Notes.” We refer herein to the Original Notes and the Exchange Notes, collectively, as the “Notes.” We refer herein to the offer to exchange as the “Exchange Offer.” The terms of the Exchange Notes will be substantially identical to the terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act and the transfer restrictions and registration rights and related additional interest provisions applicable to the Original Notes will not apply to the Exchange Notes. The Exchange Notes will be part of the same series as the Original Notes and will be issued under the same indenture. Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Purpose of the Exchange Offer	The Exchange Notes are being offered to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the Original Notes.

Expiration Time; Withdrawal of Tenders; Return of Original Notes Not Accepted for Exchange	The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2024 or on a later date and time to which we extend it. We refer to such time and date as the “Expiration Time.” Tenders of Original Notes in the Exchange Offer may be withdrawn at any time prior to the Expiration Time. We will exchange the Exchange Notes for validly tendered Original Notes promptly following the Expiration Time. We refer to such date of exchange as the “Exchange Date.” Any Original Notes that are not accepted for exchange for any reason will be returned by us, at our expense, to the tendering holder promptly after the expiration or termination of the Exchange Offer.

Procedures for Tendering Original Notes
Each holder of Original Notes wishing to participate in the Exchange Offer must follow procedures of The Depository Trust Company’s, or DTC, Automated Tender Offer Program, or ATOP, subject to the terms and procedures of that program. The ATOP procedures require that the exchange agent receives, prior to the Expiration Time, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and pursuant to which DTC confirms that:
•DTC has received instructions to exchange your Original Notes; and
•you agree to be bound by the terms of the letter of transmittal.
See “The Exchange Offer—Procedures for Tendering Original Notes.”

Consequences of Failure to Exchange Original Notes	You will continue to hold Original Notes, which will remain subject to their existing transfer restrictions, if you do not validly tender your Original Notes or you tender your Original Notes and they are not accepted for exchange. With some limited exceptions, we will have no obligation to register the Original Notes after we consummate the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Conditions to the Exchange Offer	The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. The Exchange Offer is subject to customary conditions, which may be waived by us in our discretion. We currently expect that all of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Exchange Agent	Computershare Trust Company, N.A.

Certain U.S. Federal Income Tax Considerations	As described in “Certain U.S. Federal Income Tax Considerations,” the exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange and will not result in any taxable income, gain or loss for U.S. federal income tax purposes, and immediately after the exchange, a holder will have the same adjusted tax basis and holding period in each Exchange Note received as such holder had immediately prior to the exchange in the corresponding Original Note surrendered.

Risk Factors	You should carefully read and consider the risk factors beginning on page 8 of this prospectus before deciding whether to participate in the Exchange Offer.

The Exchange Notes
The following summary contains basic information about the Exchange Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Exchange Notes, please refer to “Description of the Notes.”

Issuer	Owens Corning, a Delaware corporation.

Securities Offered	Up to $373,155,000 aggregate principal amount of Exchange Notes. The Exchange Notes will be part of the same series as the Original Notes and will be issued under the same indenture.

Maturity Date	The Exchange Notes will mature on February 15, 2030.

Interest Rate	The Exchange Notes will bear interest at 3.50% per annum.

Accrual of Interest	The Exchange Notes will accrue interest from (and including) the most recent date on which interest has been paid on the Original Notes accepted in the Exchange Offer.

Interest Payment Dates	Owens Corning will pay interest on the Notes on February 15 and August 15 of each year, commencing, with respect to the Original Notes, August 15, 2024.

Ranking
The Exchange Notes will be our general senior unsecured obligations. They will rank equally in right of payment with our existing and future senior unsecured indebtedness (including any Original Notes that remain outstanding following the Exchange Date) but will be effectively subordinated to our secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated to all existing and future obligations of our subsidiaries.
The indenture, dated as of June 2, 2009, as amended and supplemented, or the Indenture, between Owens Corning and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee, or the Trustee, pursuant to which the Original Notes were, and the Exchange Notes will be, issued, does not restrict our ability or the ability of our subsidiaries to incur other unsecured indebtedness. As of March 31, 2024, on an as adjusted basis after giving effect to the Transactions:
•our consolidated senior secured indebtedness would have totaled approximately $296 million;
•our consolidated senior unsecured indebtedness would have totaled approximately $5,736 million; and
•unsecured indebtedness of our subsidiaries, including finance leases, would have totaled approximately $215 million.

Optional Redemption
We may redeem some or all of the Notes at any time, or from time to time, prior to August 15, 2029 (the date that is six months prior to their maturity date) at the applicable redemption price described herein under the caption “Description of the Notes—Optional Redemption.”
If the Notes are redeemed on or after August 15, 2029 (the date that is six months prior to their maturity date), the Notes will be redeemed at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to the date of redemption.

Change of Control	If we experience a Change of Control Repurchase Event, we will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Change of Control.”

Certain Covenants
The Indenture contains certain covenants that limit, among other things, our ability and the ability of our subsidiaries to:
•incur liens on certain properties to secure debt;
•engage in sale-leaseback transactions; and
•merge or consolidate with another entity or sell, lease or transfer substantially all of our properties or assets to another entity.
These covenants, which are consistent with the covenants applicable to Owens Corning’s currently outstanding unsecured senior notes, are subject to a number of important exceptions and limitations, which are described in the sections titled “Description of the Notes—Certain Covenants” and “Description of the Notes—Merger or Consolidation.”

Sinking Fund	None.

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer or the issuance of the Exchange Notes. See “Use of Proceeds.”

Denomination	The Exchange Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Form of Note	We will issue the Exchange Notes in the form of one or more fully registered global notes registered in the name of the nominee of DTC or its nominee. See “Description of the Notes—Book-Entry, Delivery and Form.”

No Listing of the Exchange Notes	Owens Corning does not intend to apply to list the Exchange Notes on any securities exchange or to have the Exchange Notes quoted on any automated quotation system.

Trustee	Computershare Trust Company, N.A.

Governing Law	The laws of the State of New York govern the Indenture and the Original Notes and will govern the Exchange Notes without regard to conflicts of law principles thereof.

Risk Factors	An investment in the Notes involves risks. Please refer to the risk factors in this prospectus and the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which are incorporated by reference herein.

RISK FACTORS
The terms of the Exchange Notes will be identical in all material respects to those of the Original Notes, except for the transfer restrictions and registration rights and related additional interest provisions relating to the Original Notes that will not apply to the Exchange Notes. You should carefully consider the risks described below and all of the information contained in and incorporated by reference into this prospectus before making a decision on whether or not to participate in the Exchange Offer. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. If any of those risks actually occurs, our business, financial condition and results of operations could suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus.
Risks Relating to the Notes
The Original Notes are, and the Exchange Notes will be, subject to prior claims of any secured creditors and the creditors of our subsidiaries and if a default occurs we may not have sufficient funds to fulfill our obligations under the Notes.
The Original Notes are, and the Exchange Notes will be, unsecured general obligations of Owens Corning, ranking equally with other senior unsecured debt of Owens Corning but effectively junior to any senior secured debt of Owens Corning, to the extent of the value of the collateral securing such debt, and the debt and other liabilities of our subsidiaries. The Indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether senior or subordinated) which we or our subsidiaries may incur, provided that, subject to significant exceptions, we may not subject certain of our property or assets to any lien (other than specified permitted liens) unless the outstanding notes that have been issued under the Indenture, the Notes and other debt securities that may be issued under the Indenture are secured equally and ratably with or prior to that other secured indebtedness. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the Notes only after all debt secured by those assets has been repaid in full. Holders of the Notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.
If Owens Corning incurs any additional obligations that rank equally with the Notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the Notes in any proceeds distributed upon the insolvency, liquidation, reorganization, dissolution or other winding up of Owens Corning. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the Notes then outstanding would remain unpaid.
The Indenture does not limit the amount of debt we or our subsidiaries may incur or restrict our ability to engage in other transactions that may adversely affect holders of the Notes.
The Indenture does not limit the amount of debt that we or our subsidiaries may incur. As of March 31, 2024, on an as adjusted basis after giving effect to the Transactions:
•our consolidated senior secured indebtedness would have totaled approximately $296 million;
•our consolidated senior unsecured indebtedness would have totaled approximately $5,736 million; and
•unsecured indebtedness of our subsidiaries, including finance leases, would have totaled approximately $215 million.
The Indenture does not contain any financial covenants or other provisions that would afford the holders of the Notes any substantial protection in the event we participate in a highly leveraged transaction. In addition, the Indenture does not limit our ability to pay dividends, make distributions or repurchase shares of our common stock. Any such transaction could adversely affect you.

The Original Notes are, and the Exchange Notes will be, obligations of Owens Corning, and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.
The Original Notes are, and the Exchange Notes will be, obligations of Owens Corning and will not initially be guaranteed by any of our subsidiaries. Our ability to service our debt, including the Notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the Notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.
Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.
Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or unfavorable to us. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time and we may not be able to refinance any of our indebtedness or incur new indebtedness on commercially reasonable terms to us or at all.
We may be unable to repurchase the Notes if we experience a change of control and a related downgrade in the credit rating of the Notes.
Under certain circumstances, we will be required, under the terms of the Notes, to offer to purchase all of the outstanding Notes at 101% of their principal amount if we experience a change of control and a related downgrade in the credit rating of the Notes. Our failure to repay holders tendering Notes upon a change of control and related downgrade will result in an event of default under the Notes. If a change in control and a related downgrade were to occur, we cannot assure you that we would have sufficient funds to purchase the Notes, or any other securities that we would be required to offer to purchase, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. All of our currently outstanding senior notes also are subject to similar change of control repurchase requirements. In addition, the Second Amended and Restated Credit Agreement, dated as of March 1, 2024, or the Credit Agreement, among Owens Corning, as borrower, various financial institutions, as lenders, and Wells Fargo Bank, National Association, as administrative agent, currently provides that certain change of control events will constitute a default and could result in the acceleration of our indebtedness. We may require additional financing from third parties to fund any such purchases, but we cannot assure you that we would be able to obtain such financing.
The change of control provision in the Indenture may not protect you in the event we complete a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control repurchase event. Such a transaction may not involve a change of the magnitude required under the definition of change of control or may not result in a ratings downgrade to trigger our obligation to repurchase the Notes. Except as described under “Description of the Notes—Change of Control,” the Notes do not contain provisions that permit the holders of the Notes to require us to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
You may not be able to sell your Exchange Notes if a public market for the Exchange Notes does not develop and the market prices of the Exchange Notes may be volatile.
There is no existing market for the Exchange Notes and we do not intend to apply for listing of the Exchange Notes on any securities exchange or to include the Exchange Notes in any automated quotation system. There can be no assurance that a trading market for the Exchange Notes will develop or be maintained. To the extent that an active trading market does not develop, you may not be able to resell your Exchange Notes at their fair market value or at all.

Future trading prices of the Exchange Notes will depend on many factors, including but not limited to prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Exchange Notes and the market for similar securities.
If you fail to exchange your Original Notes, they will continue to be restricted securities and will likely become less liquid.
Original Notes that you do not tender, or we do not accept, will, following the Exchange Offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue Exchange Notes in exchange for Original Notes pursuant to the Exchange Offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering Original Notes” and “The Exchange Offer—Conditions to the Exchange Offer.” These procedures and conditions include timely receipt by the exchange agent of a confirmation of book-entry transfer of the Original Notes being tendered and an agent’s message from DTC.
Because we anticipate that all or substantially all holders of Original Notes will elect to exchange their Original Notes in the Exchange Offer, we expect that the market for any Original Notes remaining after the completion of the Exchange Offer will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Original Notes outstanding. If you do not tender your Original Notes, following the Exchange Offer, you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes is likely to be adversely affected.
The terms of the Indenture and the Original Notes provide, and the terms of the Exchange Notes will provide, only limited protection against significant events that could adversely impact your investment in the Notes.
As described under “Description of the Notes—Change of Control,” upon the occurrence of a change of control repurchase event, holders will be entitled to require us to repurchase their Notes. However, the definition of the term “change of control repurchase event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively impact the value of the Notes. As such, if we were to enter into a significant corporate transaction that would negatively impact the value of the Notes, but which would not constitute a change of control repurchase event, you would not have any rights to require us to repurchase the Notes prior to their maturity.
Furthermore, the Indenture does not:
•require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;
•limit our ability to incur indebtedness or other obligations that would be equal in right of payment to the Notes or prohibit us from incurring secured debt to which the Notes would be effectively subordinated and that could affect our credit ratings;
•restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness or other obligations that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the Notes with respect to the assets of our subsidiaries;
•restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or
•restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our common stock or other securities ranking junior to the Notes.
As a result of the foregoing, when evaluating the terms of the Notes, you should be aware that the terms of the Indenture and the Original Notes do not, and the terms of the Exchange Notes will not, restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Notes.

An increase in market interest rates could result in a decrease in the value of the Notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if market interest rates increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.
Redemption may adversely affect your return on the Notes.
The Notes will be redeemable, in whole at any time or in part from time to time, at our option. See “Description of the Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Notes being redeemed.
Changes in our credit ratings may adversely affect your investment in the Notes, and may not reflect all risks of an investment in the Notes.
The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the Notes and increase our borrowing costs.
Risks Relating to the Arrangement
We may not realize the growth opportunities and cost synergies that are anticipated from the acquisition of Masonite.
The benefits that are expected to result from our recent acquisition of Masonite will depend, in part, on our ability to realize the anticipated growth opportunities and cost synergies as a result of the acquisition. Our success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of Masonite. There can be no assurance that we will successfully or cost-effectively integrate Masonite. The failure to do so could have a material adverse effect on our business, financial condition, and results of operations.
Even if we are able to integrate Masonite successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies that we currently expect from this integration, and we cannot guarantee that these benefits will be achieved within anticipated time frames or at all. For example, we may not be able to eliminate duplicative costs. Additionally, we may incur substantial expenses in connection with the integration of Masonite. While it is anticipated that certain expenses will be incurred to achieve cost synergies, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the acquisition may be offset by costs incurred to, or delays in, integrating the businesses.
Owens Corning may incur ongoing significant transaction and Arrangement-related costs in connection with the Arrangement, which may be in excess of those anticipated by Owens Corning.
Owens Corning has incurred substantial expenses in connection with the Arrangement and expects to continue to incur a number of non-recurring costs associated with the completion of the Arrangement, combining the operations of the two companies and achieving anticipated synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the Arrangement and include, among others, fees paid to financial, legal and accounting advisors, employee retention costs, severance and benefit costs and filing fees.
Owens Corning will also incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Owens Corning will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although Owens Corning expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Owens Corning to offset integration-related costs over time, this net benefit may not be achieved in the near term or at all.
The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Owens Corning following the completion of the Arrangement.
The unaudited pro forma combined financial information incorporated by reference in this prospectus is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the completion of the Arrangement. Future results of the combined company may differ, possibly materially, from the unaudited pro forma combined financial information incorporated by reference in this prospectus.
The unaudited pro forma combined financial information incorporated by reference in this prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of the combined company following the Arrangement for several reasons. Specifically, Owens Corning has not completed the detailed valuation analyses to arrive at the final estimates of the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price and the unaudited pro forma combined financial information does not reflect the effects of all transaction-related costs and integration costs. In addition, the post-Arrangement integration process may give rise to unexpected liabilities and costs, including costs associated with transaction-related litigation or other claims. Unexpected delays in connection with the post-Arrangement integration process may significantly increase the related costs and expenses incurred by Owens Corning. The actual financial position and results of operations of the combined company following the Arrangement may be different, possibly materially, from the unaudited pro forma combined financial information incorporated by reference in this prospectus. In addition, the assumptions used in preparing the unaudited pro forma combined financial information incorporated by reference in this prospectus may not prove to be accurate and may be affected by other factors.
The integration of Masonite as a subsidiary of Owens Corning may not be as successful as anticipated.
The Arrangement involves numerous operational, strategic, financial, accounting, legal, tax and other functions that must be integrated. Difficulties in integrating Masonite as a subsidiary of Owens Corning may result in the combined company performing differently than expected, in operational challenges or in the failure to realize anticipated expense-related efficiencies. Owens Corning’s other businesses could also be negatively impacted by the Arrangement. Potential difficulties that may be encountered in the integration process include, among other factors:
•the inability to successfully integrate Masonite as a subsidiary of Owens Corning in a manner that permits Owens Corning to achieve the anticipated benefits and cost savings from the Arrangement;
•challenges associated with managing the integrated businesses;
•not realizing anticipated operating synergies or incurring unexpected costs to realize such synergies;
•integrating personnel from the two companies while maintaining focus on providing consistent, high-quality products;
•potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the integration of Masonite;
•uncertainties related to the entry into a new line of business;

•loss of key employees;
•integrating relationships with customers, vendors and business partners;
•performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Arrangement and integrating Masonite’s operations into Owens Corning; and
•the disruption of, or the loss of momentum in, Owens Corning’s business or inconsistencies in standards, controls, procedures and policies.
Owens Corning’s results may suffer if it does not effectively manage its expanded operations following the Arrangement.
Following completion of the Arrangement, Owens Corning’s success will depend, in part, on its ability to manage its expansion, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Masonite as a subsidiary of Owens Corning in an efficient and timely manner, to modify and/or combine systems and management controls.
Owens Corning may record tangible and intangible assets, including goodwill, that could become impaired and result in material non-cash charges to the results of operations of Owens Corning in the future.
The Arrangement will be accounted for as an acquisition by Owens Corning in accordance with accounting principles generally accepted in the United States. Under the acquisition method of accounting, the assets and liabilities of Masonite and its subsidiaries will be recorded, as of completion of the Arrangement, at their respective fair values and added to those of Owens Corning. The reported financial condition and results of operations of Owens Corning for periods after completion of the Arrangement will reflect Masonite balances and results after completion of the Arrangement but will not be restated retroactively to reflect the historical financial position or results of operations of Masonite and its subsidiaries for periods prior to the Arrangement.
Under the acquisition method of accounting, the total purchase price will be allocated to Masonite’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Arrangement. The excess, if any, of the purchase price over those fair values will be recorded as goodwill. To the extent the value of tangible or intangible assets, including goodwill, becomes impaired, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

USE OF PROCEEDS
The Exchange Offer is intended to satisfy our obligation under the registration rights agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the Exchange Offer or the issuance of the Exchange Notes. The terms of the Exchange Notes will be identical in all material respects to the form and terms of the Original Notes, except for the transfer restrictions and registration rights and related additional interest provisions relating to the Original Notes that will not apply to the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive, in exchange, an equal principal amount of the Original Notes. The Original Notes validly tendered and accepted for exchange pursuant to the terms of the Exchange Offer will be retired and cannot be reissued.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
We are making the Exchange Offer to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the Original Notes.
Terms of the Exchange Offer
We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Exchange Notes for an equal principal amount of Original Notes. The terms of the Exchange Notes will be substantially identical in all material respects to those of the Original Notes, except for the transfer restrictions and registration rights and related additional interest provisions relating to the Original Notes that will not apply to the Exchange Notes. The Exchange Notes will be part of the same series as the Original Notes. The Exchange Notes will be entitled to the benefits of the Indenture under which the Original Notes were issued. See “Description of the Notes.”
The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. As of June 28, 2024, there was $373,155,000 aggregate principal amount of Original Notes outstanding. Original Notes tendered in the Exchange Offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of Original Notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer generally may offer the Exchange Notes for resale, resell the Exchange Notes and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holders’ businesses and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.
Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes as described in “Plan of Distribution.”
In addition, to comply with the securities laws of individual jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the registration rights agreement, to file with the SEC a registration statement (of which this prospectus forms a part) with respect to the Exchange Notes. If you do not exchange Original Notes for Exchange Notes pursuant to the Exchange Offer, your Original Notes will continue to be subject to restrictions on transfer.
If any holder of the Original Notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
Expiration Time; Extensions; Termination; Amendments
The Exchange Offer expires at the Expiration Time, which is 5:00 p.m., New York City time, on                , 2024 unless we, in our sole discretion, extend the period during which the Exchange Offer is open.
We reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Time by giving written notice to Computershare Trust Company, N.A., the exchange agent, and by public announcement communicated by no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Time, unless otherwise required by applicable law or regulation, by making a release to Business Wire or other wire service. During any extension of the Exchange Offer, all Original Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us.
The Exchange Date will promptly follow the Expiration Time. We expressly reserve the right to:
•extend the Exchange Offer, delay acceptance of Original Notes due to an extension of the Exchange Offer or terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have occurred and shall not have been waived by us; and
•amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes.
If any termination or material amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Additionally, in the event of a material amendment or change in the Exchange Offer, which would include any waiver of a material condition thereof, we will extend the offer period, if necessary, so that at least five business days remain in the Exchange Offer following notice of the material amendment or change, as applicable.
Unless we terminate the Exchange Offer prior to the Expiration Time, we will issue Exchange Notes in exchange for Original Notes validly tendered, not validly withdrawn and accepted for exchange promptly after the Expiration Time. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the Exchange Offer. See “—Acceptance of Original Notes for Exchange; Delivery of Exchange Notes.”
This prospectus and the accompanying letter of transmittal and other relevant materials will be mailed or sent by us to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.
Procedures for Tendering Original Notes
To participate in the Exchange Offer, you must properly tender your Original Notes to the exchange agent as described below. We will only issue the Exchange Notes in exchange for the Original Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should follow carefully the instructions on how to tender your Original Notes. It is your responsibility to properly tender your Original Notes. No letter of transmittal or other document should be sent to us. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.
If you have any questions or need help in exchanging your Original Notes, please contact the exchange agent at the address or telephone number set forth below.
All of the Original Notes were issued in book-entry form, and all of the Original Notes are currently represented by global certificates registered in the name of Cede &Co., the nominee of DTC. You may tender your Original Notes using ATOP. The exchange agent will make a request to establish an account with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after this prospectus is mailed or sent to holders, and any financial institution that is a participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender the Original Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange the Original Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. The tender of Original Notes by you pursuant to the procedures set forth in this prospectus will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Original Notes will be determined by us and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of the Original Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of the Original Notes, neither we, the exchange agent, the Trustee, nor any other person will incur any liability for failure to give such notification. Tenders of the Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the Expiration Time of the Exchange Offer.
In all cases, we will issue the Exchange Notes for the Original Notes that we have accepted for exchange under the Exchange Offer only after the exchange agent receives, prior to the Expiration Time: a book-entry confirmation of such amount of the Original Notes into the exchange agent’s account at DTC and a properly transmitted agent’s message.
If we do not accept any tendered Original Notes for exchange or if the Original Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Original Notes will be returned without expense to their tendering holder. Such non-exchanged Original Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Exchange Offer.
Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where those Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. See “Plan of Distribution.”
Terms and Conditions Contained in the Letter of Transmittal
The accompanying letter of transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.
The transferring party tendering Original Notes for exchange will be deemed to have exchanged, assigned and transferred the Original Notes to us and irrevocably constituted and appointed the exchange agent as the transferor’s agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of the tendered Original Notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances and that the tendered Original Notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The transferor will be required to agree that acceptance of any tendered Original Notes by us and the issuance of Exchange Notes in exchange for tendered Original Notes will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.
Upon agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder, or beneficial holder of the Original Notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offer generally, thereby certify that:
•it is not an affiliate of ours or our subsidiaries or, if the transferor is an affiliate of ours or our subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;
•the Exchange Notes are being acquired in the ordinary course of business of the person receiving the Exchange Notes, whether or not the person is the registered holder;
•the transferor has not entered into, engaged in, does not intend to engage in, and has no arrangement or understanding with any other person to engage in a distribution of the Exchange Notes issued to the transferor; and
•the transferor is not restricted by any law or policy of the SEC from trading the Exchange Notes acquired in the Exchange Offer.
Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
Withdrawal Rights
Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time. For a withdrawal to be effective, a written letter notice of withdrawal must be received by the exchange agent at its address set forth in the accompanying letter of transmittal prior to the Expiration Time. Any notice of withdrawal must specify the name of the holder, the principal amount of Original Notes delivered for exchange, a statement that such holder is withdrawing such holder’s election to have such Original Notes exchanged and the number of the account at DTC to be credited with withdrawn Original Notes and otherwise comply with the ATOP procedures. The exchange agent will return properly withdrawn Original Notes promptly following receipt of notice of withdrawal. Properly withdrawn Original Notes may be retendered by following the procedures described under “—Procedures for Tendering Original Notes” above at any time on or prior to the Expiration Time. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties. None of the Company, the exchange agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal of tenders, or incur any liability for failure to give any such notification.
Acceptance of Original Notes for Exchange; Delivery of Exchange Notes
Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not validly withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered Original Notes when and if we have given written notice to the exchange agent. The Original Notes validly tendered and accepted for exchange pursuant to the terms of the Exchange Offer will be retired and cannot be reissued.
The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the Exchange Notes from us and causing the Original Notes to be assigned, transferred and exchanged. Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above will be credited to an account maintained by the holder with DTC for the Original Notes, promptly after withdrawal, rejection of tender or termination of the Exchange Offer.
Conditions to the Exchange Offer
Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to issue Exchange Notes in exchange for any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, to Business Wire or other wire service, or, at our option, modify or otherwise amend the Exchange Offer, if, in our reasonable determination:
•there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or of the SEC:
◦seeking to restrain or prohibit the making or consummation of the Exchange Offer;
◦assessing or seeking any damages as a result thereof; or
◦resulting in a material delay in our ability to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; or
•the Exchange Offer violates any applicable law or any applicable interpretation of the staff of the SEC.
These conditions are for our sole benefit and may be asserted by us with respect to the entirety or any portion of the Exchange Offer regardless of the circumstances, including any action or inaction by us giving rise to the condition, or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the Exchange Offer.
Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.
In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the Indenture under which the Original Notes were issued under the Trust Indenture Act of 1939.

Exchange Agent
Computershare Trust Company, N.A. has been appointed as the exchange agent for the Exchange Offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus or the accompanying letter of transmittal, should be directed to the exchange agent addressed as follows:
By Overnight Delivery or Mail (Registered or Certified Mail Recommended):
Computershare Trust Company, N.A.
Attn: CCT Administrator for Owens Corning
1505 Energy Park Drive
St Paul, MN 55108
By Email Transmission (for Eligible Institutions Only):
Email: CCTBondholderCommunications@computershare.com
For Information and to Confirm by Telephone:
(800) 344-5128, Option 0
Attn: Bondholder Communications
The Trustee and the exchange agent are not responsible for and make no representation as to the validity, accuracy or adequacy of this prospectus and any of its contents, and are not responsible for any of our statements or the statements of any other person in this prospectus or in any document issued or used in connection with it or the Exchange Offer. The Trustee and the exchange agent make no recommendation to any holder whether to tender Original Notes pursuant to the Exchange Offer or to take any other action.
Solicitation of Tenders; Expenses
We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.
No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the Exchange Offer will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.
The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or such acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the Exchange Offer in any jurisdiction.
Appraisal or Dissenters’ Rights
Holders of Original Notes will not have appraisal or dissenters’ rights in connection with the Exchange Offer.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the transfer of Original Notes to us and the issuance of Exchange Notes in the Exchange Offer—unless we are instructed to issue or cause to be issued Exchange Notes, or Original Notes not tendered or accepted in the Exchange Offer are requested to be returned, to a person other than the tendering holder. If transfer taxes are imposed for any such other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, if applicable, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any amounts due to such holder.
Income Tax Considerations
We advise you to consult your own tax advisors as to your particular circumstances and the effects of any U.S. federal, state, local or non-U.S. tax laws to which you may be subject.
The discussion in this prospectus is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations.
As described in “Certain U.S. Federal Income Tax Considerations,” the exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange and will not result in any taxable income, gain or loss for U.S. federal income tax purposes, and immediately after the exchange, a holder will have the same adjusted tax basis and holding period in each Exchange Note received as such holder had immediately prior to the exchange in the corresponding Original Note surrendered.
Consequences of Failure to Exchange
As a consequence of the offer or sale of the Original Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Original Notes who do not exchange Original Notes for Exchange Notes in the Exchange Offer will continue to be subject to the restrictions on transfer of the Original Notes. In general, the Original Notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.
UPON COMPLETION OF THE EXCHANGE OFFER, DUE TO THE RESTRICTIONS ON TRANSFER OF THE ORIGINAL NOTES AND THE ABSENCE OF SIMILAR RESTRICTIONS APPLICABLE TO THE EXCHANGE NOTES, IT IS HIGHLY LIKELY THAT THE MARKET, IF ANY, FOR ORIGINAL NOTES WILL BE LESS LIQUID THAN THE MARKET FOR EXCHANGE NOTES. CONSEQUENTLY, HOLDERS OF ORIGINAL NOTES WHO DO NOT PARTICIPATE IN THE EXCHANGE OFFER COULD EXPERIENCE SIGNIFICANT DIMINUTION IN THE VALUE OF THEIR ORIGINAL NOTES COMPARED TO THE VALUE OF THE EXCHANGE NOTES.

DESCRIPTION OF THE NOTES
The Original Notes (as defined below) were, and the Exchange Notes (as defined below) will be, issued under the indenture, dated as of June 2, 2009, among Owens Corning, certain former Subsidiary Guarantors and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “trustee”), as amended and as supplemented to reflect the terms of the notes (as defined below). We refer to such indenture, as amended or supplemented from time to time, as the “indenture.” We have summarized below the material provisions of the indenture. However, because this “Description of the Notes” is only a summary, it may not include all of the information that is important to you, and is subject to and is qualified in its entirety by, the provisions of the indenture. Certain terms used in this “Description of the Notes” have the meanings specified under “—Certain Definitions” below. References to “Owens Corning,” “we,” “us” and “our” in this “Description of the Notes” refer only to Owens Corning and not any of its subsidiaries.
We will issue the 3.50% senior notes due 2030 offered by this prospectus (the “Exchange Notes”) in exchange for the 3.50% senior notes due 2030 that we issued on May 22, 2024 (the “Original Notes”). We refer to the Exchange Notes and the Original Notes, collectively, as the “notes.” The Exchange Notes offered hereby and any Original Notes not tendered pursuant to the terms hereof will be treated as a single class under the indenture, including for purposes of determining whether the required percentage of holders have given approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all holders. The terms of the Exchange Notes will be substantially identical to the terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights and related additional interest provisions applicable to the Original Notes will not apply to the Exchange Notes. The terms of the Exchange Notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
The Notes
The notes:
•are our general senior unsecured obligations;
•rank equal in right of payment with our existing and future senior unsecured indebtedness;
•are effectively subordinated to our senior secured indebtedness, to the extent of the value of the collateral securing such indebtedness; and
•are structurally subordinated to all existing and future obligations of our Subsidiaries.
The notes are not guaranteed by any of our Subsidiaries. However, if in the future, any of our Domestic Subsidiaries becomes a borrower or a guarantor under the Credit Agreement, such Subsidiary will be required to fully and unconditionally guarantee the notes and any other debt securities that may be issued under the indenture (each, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”). Each Note Guarantee (as defined below) by a Subsidiary Guarantor, if any, will be a general obligation of such Subsidiary Guarantor and will rank on a parity with the other unsecured and unsubordinated indebtedness of such Subsidiary Guarantor. Each Note Guarantee, if any, will be effectively subordinated to any secured indebtedness of the Subsidiary Guarantor, to the extent of the value of the collateral securing such indebtedness.
Principal, Maturity and Interest
We issued the Original Notes on May 22, 2024 in the aggregate principal amount of $373,155,000 and, pursuant to this prospectus, we are offering to exchange (the “Exchange Offer”) up to $373,155,000 aggregate principal amount of Exchange Notes for an equal principal amount of Original Notes. The notes will mature on February 15, 2030. We may issue additional notes from time to time after the consummation of the Exchange Offer. See “—Issuance of Additional Notes.”

Interest on the notes will accrue at a rate per annum of 3.50% from the most recent interest payment date to which interest has been paid or provided for on the Original Notes, to, but excluding, the relevant interest payment date. Interest on the notes will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing, with respect to the Original Notes, August 15, 2024, to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for that period from and after the applicable interest payment date, maturity date or redemption date.
Denominations, Registration, Transfer and Exchange
The Exchange Notes issued in exchange for the Original Notes will be issued in book-entry form only, and in denominations of $2,000 and in integral multiples of $1,000 in excess thereof, and will be payable only in U.S. dollars. For more information regarding notes issued in global form, see “—Book-Entry, Delivery and Form” below.
Notes (other than notes in global form) will be exchangeable for other notes of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions.
Upon surrender for registration of transfer of any notes at the office or agency maintained for that purpose, we will execute, and the trustee will authenticate and deliver, in the name of the designated transferee, one or more new notes in the same aggregate principal amount of authorized denominations and having the same stated maturity date and other terms and conditions. We may not impose any service charge, other than any required tax or other governmental charge, on the transfer or exchange of the notes.
We are not required (i) to issue, register the transfer of or exchange the notes during the period from the opening of business 15 days before the day a notice of redemption relating to the notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register the transfer of or exchange the notes so selected for redemption, except for the unredeemed portion of any notes being redeemed in part.
No Sinking Fund
The notes are not entitled to any sinking fund.
Payment on the Notes
If a holder of notes has given wire transfer instructions to us, we will, directly or through the paying agent, pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the note holders at their address set forth in the register of holders.
The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.
Issuance of Additional Notes
We may from time to time, without the consent of, or notice to, the holders of the notes, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest payment date. Any additional notes having similar terms, together with the notes, will constitute a single series of debt securities under the indenture and will have the same CUSIP number provided they are fungible for U.S. federal income tax purposes. No such additional notes may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which such notes are a part. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes,” references to the notes include any additional notes of the same series actually issued.
In addition, we may issue from time to time other series of debt securities under the indenture consisting of debentures, other series of notes or other evidences of indebtedness, but such other securities will be separate from and independent of the notes. The indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether senior or subordinated) which we or our Subsidiaries may incur.
Payment and Paying Agents
We will maintain in the place of payment for the notes an office or agency where the notes may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the notes and the indenture. The transferor of any note shall provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may conclusively rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
We will give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee. We have appointed the trustee as our agent to receive all presentations, surrenders, notices and demands with respect to the notes.
Optional Redemption
Prior to August 15, 2029 (six months prior to their maturity date) (the “Par Call Date”), the Company may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less (b) interest accrued to the date of redemption, and
(2)100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the Par Call Date, the Company may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee (in each of its capacities) will not be responsible or liable for determining, confirming or verifying the redemption price.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Any notice may, in the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing or other corporate transaction, provided that if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be postponed until up to 60 days following the notice of redemption, and such notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied by the date of redemption (including as it may be postponed), provided that if the Company has requested that the trustee provide the notice of redemption to the holders, then the Company must provide the trustee with notice of such rescission or any delay in the redemption date no less than two business days prior to the redemption date.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC, Clearstream or Euroclear (or another depositary), as applicable, the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Selection and Notice
If less than all of the notes are to be redeemed at any time, and if the notes are global notes held by DTC, the applicable operational procedures of DTC for selection of notes for redemption will apply. If the notes are not global notes held by DTC, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.
No notes of $2,000 can be redeemed in part. Notices of redemption will be mailed by first class mail or otherwise delivered in accordance with applicable DTC procedures at least 10 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.
If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note (or cause to be transferred by book entry). Notes called for redemption become due on the date fixed for redemption.
Change of Control
If a Change of Control Repurchase Event occurs with respect to the notes, unless we have exercised our option to redeem the notes by giving notice of such redemption to the holders thereof, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess of $2,000) of that holder’s notes pursuant to a Change of Control Offer. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to, but not including, the repurchase date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, we will mail or deliver in accordance with DTC procedures a notice to each holder and the trustee:
(1)describing the transaction or transactions that constitute the Change of Control Repurchase Event;
(2)offering to repurchase notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent; and
(3)stating the instructions determined by us, consistent with this covenant, that a holder must follow in order to have its notes purchased.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the notes or the indenture by virtue of such compliance.
On the Change of Control Payment Date, we will, to the extent lawful:
(1)accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
(2)deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
(3)deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
We will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase our notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and our Subsidiaries taken as a whole to another Person or group may be uncertain.
Certain Covenants
Set forth below are certain covenants that apply to the notes:
Limitation on Mortgages and Liens. Neither we nor any of our Subsidiaries may, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness secured by a Lien (other than a Permitted Lien) upon any Principal Property or upon the Capital Stock of any Subsidiary (in each case, whether owned on the date of the indenture or thereafter acquired) without equally and ratably securing any notes outstanding and any other debt securities issued under the indenture then outstanding, unless the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property or upon the Capital Stock of any Subsidiary (in each case, whether owned on the date of the indenture or thereafter acquired) plus the amount of all outstanding Attributable Debt incurred pursuant to the first bullet point under the description of the covenant entitled “Limitation on Sale and Leaseback Transactions” below would not exceed 10% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien. This limitation does not apply to Permitted Liens as described in the indenture (and defined in “—Certain Definitions”), including:
•Liens existing on the date of the indenture;
•Liens in favor of us or any of our Subsidiaries;
•Liens on property owned by a Person existing at the time such Person is merged with or into or consolidated with us or any of our Subsidiaries, which Liens existed prior to the contemplation of such merger or consolidation and which do not extend to any assets other than those of such Person;
•Liens on acquired property existing at the time of the acquisition, which existed prior to the contemplation of such acquisition;
•Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other similar obligations;
•Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings;
•any extension, renewal or replacement of any Lien referred to above, so long as (1) such extension, renewal or replacement Lien is limited to the same property that secured the original Lien and (2) the Indebtedness secured by the new Lien is not greater than the Indebtedness secured by the original Lien; and

•zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of us and our Subsidiaries taken as a whole.
Limitation on Sale and Leaseback Transactions. Neither we nor any of our Subsidiaries may sell any Principal Property (whether owned on the date of the indenture or thereafter acquired) with the intention of taking back a lease of that property for a period of more than three years (including renewals at the option of the lessee) other than leases between us and any of our Subsidiaries or leases between our Subsidiaries, unless:
•after giving effect thereto, the aggregate amount of all outstanding Attributable Debt with respect to all such transactions, plus the amount of outstanding Indebtedness secured by a Lien (other than a Permitted Lien) upon any Principal Property or upon the Capital Stock of any Subsidiary (in each case, whether owned on the date of the indenture or thereafter acquired) incurred without equally and ratably securing the notes and any other debt securities issued under the indenture then outstanding pursuant to the covenant entitled “Limitation on Mortgages and Liens,” as described above, would not exceed 10% of Consolidated Net Tangible Assets calculated at the time of the transaction; or
•within 120 days after such Sale and Leaseback Transaction, we, or such Subsidiary, apply an amount equal to the greater of the net proceeds of such Sale and Leaseback Transaction and the fair market value at the time of the transaction of the Principal Property so leased to the retirement of Funded Debt of us or any of our Subsidiaries.
Merger or Consolidation
We may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:
•either (a) we are the survivor formed by or resulting from such consolidation or merger or (b) the surviving or successor entity (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
•the surviving or successor entity (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the notes, any other debt securities issued under the indenture then outstanding and the indenture pursuant to a supplemental indenture reasonably satisfactory to the trustee;
•immediately after completion of the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, exists; and
•the surviving or successor entity (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made shall have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that such transaction and any supplemental indenture entered into in connection with such transaction comply with the indenture provisions and that all conditions precedent in the indenture relating to such transaction have been complied with.
In addition, we may not, directly or indirectly, lease all or substantially all of the properties or assets of us and our Subsidiaries, taken as a whole, in one or more related transactions, to another Person. However, the restriction on mergers, consolidations and dispositions of substantially all assets shall not apply to:
•a merger of us with an affiliate solely for the purpose of reincorporating us in another jurisdiction; or
•any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among us and our Subsidiaries.

Subsidiary Guarantees
We will not permit any of our Domestic Subsidiaries to, directly or indirectly, guarantee any Person’s obligations under our Credit Agreement unless such Subsidiary concurrently executes a supplemental indenture and a Guarantee of the Company’s obligations under the indenture and the notes (each, a “Note Guarantee”).
Events of Default
“Event of Default” means, with respect to the notes, any of the following events:
•failure to pay interest on the notes, which failure continues for a period of 30 days after payment is due;
•failure to make any principal or premium payment on the notes when due;
•failure to comply with any agreement in the indenture (other than those described in the two preceding bullet points) for 60 days after we receive notice of such failure from the trustee or we and a responsible officer of the trustee receive notice of such failure from the holders of at least 25% in aggregate principal amount of the notes outstanding voting as a single class;
•default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Subsidiaries (or the payment of which is guaranteed by us or any of our Subsidiaries), whether such Indebtedness or Guarantee existed as of the date of the indenture or is created thereafter, and which default (i) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75 million or more;
•certain events of bankruptcy, insolvency or reorganization of us or any of our Subsidiaries that is a Significant Subsidiary or any group of our Subsidiaries that, taken together, would constitute a Significant Subsidiary;
•except as permitted by the indenture, any Note Guarantee of the notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its Note Guarantee of the notes; or
•any other Event of Default provided with respect to the notes pursuant to the indenture.
In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to us, any Subsidiary of ours that is a Significant Subsidiary or any group of our Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
Notwithstanding the foregoing, if (subject to certain conditions provided in the indenture) we pay or deposit with the trustee a sum sufficient to pay all overdue installments of interest or other payments with respect to coupons on all debt securities that have become due and payable pursuant to the provisions described in the preceding paragraph and certain other obligations and all other Events of Default have been cured, waived or otherwise remedied as provided in the indenture, then the holders of a majority in aggregate principal amount of the notes and all other debt securities issued under the indenture then outstanding that have been accelerated (voting as a single class), by written notice to us and the trustee, may waive all defaults with respect to all such series and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment will extend to or affect any subsequent default or impair any right consequent on any subsequent default.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power with respect to the notes. The trustee may withhold from holders of notes notice of any continuing default or Event of Default of which a responsible officer of the trustee has actual knowledge and shall be protected in withholder such notice if it in good faith determines that withholding notice is in the interests of the holders, except a default or Event of Default relating to the payment of principal, interest or premium, if any, on the notes.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee will be under no obligation to exercise any of the rights or powers under the indenture with respect to the notes at the request or direction of any holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any costs, expenses and liabilities that might be incurred by it in compliance with such a request or direction. The trustee may refuse to follow any direction that conflicts with law or the indenture or that would involve the trustee in personal liability or financial risk. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may institute any proceeding for any remedy with respect to the indenture or the notes unless:
(1)such holder has previously given a responsible officer of the trustee written notice that an Event of Default is continuing;
(2)holders of at least 25% in aggregate principal amount of the then outstanding notes have requested in writing that the trustee pursue such proceedings in respect of such Event of Default as trustee;
(3)such holders have offered to the trustee indemnity or security reasonably satisfactory to the trustee against any cost, liability or expense which may be incurred in compliance with such request;
(4)the trustee has not instituted such proceeding within 60 days after the receipt of the notice request and offer of indemnity or security; and
(5)holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.
We are required to deliver to the trustee annually a certificate regarding compliance with the indenture. Upon becoming aware of any default or Event of Default, we are required to deliver to the trustee a statement specifying such default or Event of Default.
Modification or Waiver
We and the trustee may, at any time and from time to time, amend the indenture or the notes without notice to or the consent of the holders of the notes for any of the following purposes:
•to effect the assumption of our or any Subsidiary Guarantor’s obligations under the indenture by a successor Person;
•to impose additional covenants and Events of Default or to add Guarantees of other Persons for the benefit of the holders of the notes;
•to add or change any of the provisions of the indenture relating to the issuance or exchange of the notes in registered form, but only if such action does not adversely affect the interests of the holders of outstanding notes or related coupons in any material respect;
•to change or eliminate any of the provisions of the indenture, but only if the change or elimination becomes effective when there is no outstanding note which is entitled to the benefit of such provision and as to which such modification would apply;
•to secure the notes;

•to supplement any of the provisions of the indenture to permit or facilitate the defeasance and discharge of the notes, but only if such action does not adversely affect the interests of the holders of outstanding notes in any material respect;
•to establish the form or terms of the debt securities and coupons, if any, of any series as permitted by the indenture;
•to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture to facilitate the administration of the trusts by more than one trustee;
•to correct any mistakes or defects in the indenture, but only if such action does not adversely affect the interests of the holders of outstanding notes in any material respect or otherwise amend the indenture in any respect that does not adversely affect the interests of the holders of outstanding notes;
•to conform the text of the indenture, the notes or any Note Guarantees to any provision of this “Description of the Notes” to the extent that such provision was intended to be a verbatim recitation of a provision of the indenture, the notes or any Note Guarantees;
•to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes; and
•to comply with requirements of the Securities and Exchange Commission (the “Commission”) in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.
In addition, we, any Subsidiary Guarantors and the trustee may amend the indenture and the notes with the consent of the holders of not less than a majority in principal amount of outstanding notes and each other series of debt securities issued under the indenture then outstanding affected by such modification to add, change or eliminate any provision of, or to modify the rights of holders of the notes under, the indenture; provided, however, we may not take any of the following actions without the consent of each holder of outstanding notes affected thereby:
•change the stated maturity of the principal of, or any installment of interest on, the notes, reduce the principal amount thereof, the interest thereon or any premium payable upon redemption thereof or change the currency or currencies in which the principal, premium or interest is denominated or payable;
•reduce the amount of, or impair the right to institute suit for the enforcement of, any payment on the notes following maturity thereof;
•reduce the percentage in principal amount of outstanding notes required for consent to any waiver of defaults or compliance with certain provisions of the indenture with respect to the notes; or
•modify any provision of the indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder of outstanding notes affected thereby.
A modification with respect to one or more particular series of debt securities, other than the notes, and related coupons, if any, will not affect the rights under the indenture of the holders of the notes. A modification with respect to the notes will not affect the rights under the indenture of the holders of debt securities of any other series and related coupons, if any.
The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive an existing default or Event of Default under the indenture with respect to the notes and its consequences, except a default or Event of Default (i) in the payment of principal of, premium or interest, if any, on the notes or (ii) in respect of a covenant or provision which, as described above, cannot be modified or amended without the consent of each holder of the notes affected. Upon any such waiver, the default will cease to exist with respect to the notes and any Event of Default arising therefrom will be deemed to have been cured for every purpose of the indenture, but the waiver will not extend to any subsequent or other default or Event of Default or impair any right consequent thereto.

We may elect in any particular instance not to comply with any term, provision or condition set forth in the covenants described above under “—Certain Covenants—Limitation on Mortgages and Liens,” “—Certain Covenants—Limitation on Sale and Leaseback Transactions” and “—Subsidiary Guarantees” and the officers’ certificate and opinion of counsel delivery requirement described in the fourth bullet point under “—Merger or Consolidation” above (and any other covenant not specified herein but which is specified to be subject to this waiver provision pursuant to the terms of the notes), if, before the time for such compliance, the holders of at least a majority in principal amount of the outstanding notes either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the trustee in respect of any such provision will remain in full force and effect.
Covenant Modification
The indenture contains a covenant (Section 4.10 of the indenture), which, subject to certain exceptions, requires that we preserve and keep in full force and effect (i) our corporate existence and the entity existence of each of our Subsidiaries in accordance with our and our Subsidiaries’ respective organizational documents and (ii) our and each of our Subsidiaries’ rights, licenses and franchises; provided that we are not required to preserve any such right, license, franchise or entity existence if the Board of Directors (as defined in the indenture) shall determine that the preservation thereof is no longer desirable in the conduct of our and our Subsidiaries’ business, taken as a whole, and that the loss thereof is not adverse in any material respect to the holders of securities issued under the indenture.
The indenture also contains a covenant (Section 4.07 of the indenture), which requires that the Company file with the trustee copies of the annual reports and of the information, documents, and other reports which the Company is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act.
In a previous supplement to the indenture, we modified Section 4.10 of the indenture as it applies to the notes so that the determination regarding the preservation of any right, license, franchise or entity existence by us or any of our Subsidiaries will need to be made by Owens Corning, but not specifically by our Board of Directors. In a previous supplement to the indenture, we modified Section 4.07 of the indenture as it applies to the notes so that, if the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes are outstanding, the Company is required to furnish to the trustee and the holders of the notes certain consolidated financial statements.
Discharge, Legal Defeasance and Covenant Defeasance
We may be discharged from all of our obligations under the indenture with respect to the notes (except as otherwise provided in the indenture) when:
•either (i) all the notes have been delivered to the trustee for cancellation, or (ii) all the notes not delivered to the trustee for cancellation:
◦have become due and payable;
◦will become due and payable at their stated maturity within one year; or
◦are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption;
and we, in the case of clause (ii), have irrevocably deposited or caused to be irrevocably deposited with the trustee, in trust, an amount in U.S. dollars, U.S. government securities or a combination thereof sufficient for payment of all principal of, premium, if any, and interest on those notes when due or to the date of redemption, as the case may be; provided, however, in the event a petition for relief under any applicable federal or state bankruptcy, insolvency or other similar law is filed with respect to us within 91 days after the deposit and the trustee is required to return the deposited money to us, our obligations under the indenture with respect to those notes will not be deemed terminated or discharged;
•we have paid or caused to be paid all other sums payable by us under the indenture with respect to the notes;
•we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction, defeasance and discharge of the indenture with respect to the notes have been complied with; and
•we have delivered to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that holders of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.
We and any Subsidiary Guarantors may elect (i) to be discharged from our respective obligations with respect to the outstanding notes and the provisions of the indenture shall no longer be in effect with respect to the notes (except as otherwise specified in the indenture) on the 123rd day after the deposit referred to in the first bullet below has been made or (ii) to be released from our obligation to comply with the provisions of the indenture described above under “—Certain Covenants—Limitation on Mortgages and Liens” and “—Limitation on Sale and Leaseback Transactions” and the Events of Default described under the third and fourth bullet points under “—Events of Default” above shall no longer constitute Events of Default with respect to the outstanding notes (and, if so specified, any other obligation or restrictive covenant added for the benefit of the holders of the notes), in either case, if we satisfy each of the following conditions:
•we irrevocably deposit or cause to be irrevocably deposited with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes money or the equivalent in U.S. government securities (subject to certain conditions provided in the indenture with respect to the option under clause (ii) above only), or any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, for payment of all principal of, premium, if any, interest on, and any mandatory sinking fund payments or analogous payments applicable to, the notes when due;
•such deposit does not cause the trustee with respect to the notes to have a conflicting interest with respect to the notes;
•such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound;
•on the date of such deposit, there is no continuing Event of Default with respect to the notes or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the notes and, with respect to the option under clause (i) above only, no Event of Default with respect to such series under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to the notes under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and
•we deliver to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our election of the option under clause (i) or (ii) above and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

Notwithstanding the foregoing, if we exercise our option under clause (ii) above and an Event of Default with respect to the notes under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to the notes under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, our obligation to comply with the provisions of the indenture described above under “—Certain Covenants—Limitation on Mortgages and Liens” and “—Limitation on Sale and Leaseback Transactions” and the Events of Default described under the third bullet point under “—Events of Default” with respect to the notes will be reinstated.
The Trustee under the Indenture
We maintain and may maintain ordinary banking relationships in the ordinary course of business with the trustee, Computershare Trust Company, N.A., and its affiliates. Neither the trustee (in any of its capacities) nor any paying agent shall be responsible for monitoring, or confirming, our rating status, making any request upon any Rating Agency, or monitoring, confirming or determining whether any Ratings Downgrade or Change of Control Repurchase Event has occurred. Computershare Trust Company, N.A., in each of its capacities, including without limitation as trustee and exchange agent, assumes no responsibility and will have no liability for the accuracy, correctness, adequacy, or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance, correctness, adequacy, completeness, or accuracy of such information. The trustee, in each of its capacities, will be entitled to those certain rights, privileges, immunities, indemnities, limitations of liability, and protections, as more fully set forth in the indenture.
Governing Law; Jury Trial Waiver
The indenture and the notes are governed by and construed in accordance with the laws of the State of New York. The indenture provides that the Company, any Subsidiary Guarantors and the trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes or any transaction contemplated thereby.
Book-Entry, Delivery and Form
Global Notes
We will issue the Exchange Notes issued in exchange for the Original Notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme).
DTC
Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

We have provided the description of the current operations and procedures of DTC in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.
We expect that under the current procedures established by DTC:
•upon deposit of the global notes with DTC or its custodian, DTC will credit on its book-entry registration and transfer system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and
•ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.
The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee, or receive notices. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.
Neither we nor the trustee (in any of its capacities) will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes. Neither we nor the trustee (in any of its capacities) has any responsibility or liability for the performance of or for any act or omission of DTC.
Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.
Clearstream, Luxembourg
Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly. Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.
Euroclear
Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator”. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law, which are referred to collectively as the “Terms and Conditions”. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no records of or relationship with persons holding through Euroclear Participants.
Euroclear advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.
Purchases of global securities under the DTC system must be made by or through direct participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each security, or “Beneficial Owner”, is in turn to be recorded on the direct and indirect participants’ records and Clearstream, Luxembourg and Euroclear will credit on their book-entry registration and transfer systems the number of notes sold to certain non-U.S. persons to the account of institutions that have accounts with Euroclear, Clearstream, Luxembourg or their respective nominee participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participant or indirect participant through which the Beneficial Owner entered into the transaction.
Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and DTC.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC’s rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within the established deadlines of such system.
Due to time-zone differences, credits of the notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Clearstream and Euroclear or their direct participants or indirect participants under the rules and procedures governing DTC, Clearstream or Euroclear, as the case may be.
Certificated Notes
We will issue certificated notes in registered form to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:
•DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;
•an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or
•we determine not to have the notes represented by a global note.
Neither we nor the trustee (in any of its capacities) will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued. In connection with any proposed exchange of a certificated note for a global note, we or DTC shall be required to provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may conclusively rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
Certain Definitions
We have summarized below certain defined terms as used in the indenture. We refer you to the indenture for the full definition of these terms.
“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of the determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:
1)with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act for the corporation;
2)with respect to a partnership, the Board of Directors of the general partner of the partnership;
3)with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
4)with respect to any other Person, the board or committee of such Person serving a similar function.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.
“Capital Stock” means:
1)in the case of a corporation, corporate stock;
2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
3)in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;
but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Change of Control” means the occurrence of any of the following:
1)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Owens Corning and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);
2)the adoption of a plan relating to the liquidation or dissolution of Owens Corning;
3)the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Owens Corning, measured by voting power rather than number of shares; or
4)the first day on which a majority of the members of the Board of Directors of Owens Corning are not Continuing Directors.
“Change of Control Offer” has the meaning assigned to that term in the indenture.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Ratings Downgrade.
“Consolidated Net Tangible Assets” means the aggregate amount of assets of us and our Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any current liabilities constituting Funded Debt by reason of being extendible or renewable), (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (c) minority equity interests in any Subsidiary of ours that is not a Wholly-Owned Subsidiary, all as set forth on or included in the balance sheet of us and our Subsidiaries for our most recent completed fiscal quarter for which internal financial statements are available computed in accordance with GAAP.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Owens Corning who:
1)was a member of such Board of Directors on the date of the indenture; or
2)was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Credit Agreement” means the Credit Agreement, dated as of March 1, 2024, among Owens Corning, the lending institutions party thereto and Wells Fargo Bank, National Association, as administrative agent, and any related notes, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced in whole or in part from time to time.
“Domestic Subsidiary” means, as to any Person, any Subsidiary of such Person incorporated or organized in the United States or any state or territory thereof.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Funded Debt” means all Indebtedness, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, of any Person, for the repayment of borrowed money having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the option of such Person. For the purpose of determining “Funded Debt” of any Person, there will be excluded any particular Indebtedness if, on or prior to the maturity thereof, there will have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such Indebtedness.
“GAAP” means, as to a particular Person, such accounting principles as, in the opinion of the independent public accountants regularly retained by such Person, conform at the time to accounting principles generally accepted in the United States.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
1)interest rate agreements, interest rate cap agreements and interest rate collar agreements or other similar agreements or arrangements;

2)foreign exchange contracts and currency protection agreements or other similar agreements or arrangements; and
3)any commodity futures contract, commodity option or other similar agreements or arrangements.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
1)in respect of borrowed money;
2)evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
3)in respect of bankers’ acceptances;
4)representing Capital Lease Obligations;
5)representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or
6)representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
The amount of any Indebtedness outstanding as of any date will be:
1)the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and
2)the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Permitted Liens” means:
1)Liens existing on the date of the indenture;
2)Liens in favor of us or any of our Subsidiaries;
3)Liens on property of a Person existing at the time such Person is merged with or into or consolidated with us or any Subsidiary of ours; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or the Subsidiary;
4)Liens on property existing at the time of acquisition of the property by us or any Subsidiary of ours, provided that such Liens were in existence prior to the contemplation of such acquisition;
5)Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

6)Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
7)any extension, renewal or replacement of any Lien referred to above; provided that (a) such extension, renewal or replacement Lien is limited to the same property that secured the original Lien (plus improvements and accessions to such property) and (b) the Indebtedness secured by the new Lien is not greater than the Indebtedness secured by the Lien that is extended, renewed or replaced; and
8)zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of us and our Subsidiaries taken as a whole.
“Officers’ Certificate” means a certificate signed by two officers or by an officer and either an assistant treasurer or an assistant secretary of Owens Corning.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.
“Principal Property” means any manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned by us or any of our Subsidiaries (whether owned on the date of the indenture or thereafter acquired) that has a gross book value on the date as of which the determination is being made, without deduction of any depreciation reserves, exceeding 1% of Consolidated Net Tangible Assets.
“Rating Agency” means each of Moody’s Investors Service Inc. and Standard & Poor’s Ratings Services, a division of S&P Global Inc., or any of their successors.
“Ratings Downgrade” means when, at the time of a Change of Control, the notes carry:
1)an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from both Rating Agencies, and such rating from both Rating Agencies is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1 or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating;
2)a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from both Rating Agencies, and such rating from both Rating Agencies is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier credit rating or better by both Rating Agencies;
3)both (A) an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (B) a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating

Agency) downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency;
4)both (A) an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (B) no credit rating from one Rating Agency, and such Rating Agency does not assign within 60 days of the occurrence of the Change of Control an investment grade credit rating to the notes;
5)both (A) a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency and (B) no credit rating from one Rating Agency, and such Rating Agency does not assign within 60 days of the occurrence of the Change of Control an investment grade credit rating to the notes; or
6)no credit rating from either Rating Agency and both Rating Agencies do not assign within 60 days of the occurrence of the Change of Control an investment grade credit rating to the notes;
and in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to Owens Corning that such decision(s) resulted, in whole or in part, from the occurrence of the Change of Control.
“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any Subsidiary of ours of any Principal Property which has been or is to be sold or transferred by us or any such Subsidiary to such Person with the intention of taking back a lease of such property, except for temporary leases for a term (including renewals at the option of the lessee) of not more than three years and except for leases between us and a Subsidiary of ours or between our Subsidiaries.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.
“Subsidiary” means, with respect to any specified Person:
1)any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
2)any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly-Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered Original Notes for registered Exchange Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all the potential tax considerations relating to the Exchange Offer. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and pronouncements, and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change or to different interpretations, possibly with retroactive effect, which may result in U.S. federal income tax consequences different than those set forth below.
This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a holder in light of such holder’s particular circumstances (such as the effects of Section 451(b) of the Code conforming the timing of certain income accruals to financial statements) or to holders subject to special rules, such as banks or other financial institutions, entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, regulated investment companies, real estate investment trusts, expatriates or former U.S. citizens or U.S. residents, insurance companies, brokers or dealers in securities or commodities, holders that use a mark-to-market method of accounting for their securities holdings, U.S. holders whose functional currency is not the U.S. dollar, holders subject to the alternative minimum tax, tax-exempt organizations, controlled foreign corporations (within the meaning of the Code), passive foreign investment companies (within the meaning of the Code), persons deemed to sell the Notes under the constructive sale provisions of the Code, persons holding the Notes in tax-deferred accounts, or persons holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” integrated security transaction or other risk reduction transaction. In addition, this discussion is limited to persons that hold the Notes as “capital assets” within the meaning of the Code (generally, property held for investment). This discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as the gift tax, the estate tax and the Medicare tax) or the effect of any applicable state, local or non-U.S. tax laws. This summary is not binding on the Internal Revenue Service, which we refer to as the IRS. We have not sought and will not seek any rulings from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court.
The exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange of the Original Note for U.S. federal income tax purposes. Rather, the Exchange Note a holder receives will be treated as a continuation of the holder’s investment in the corresponding Original Note surrendered in the exchange. Consequently, a holder will not recognize any taxable income, gain or loss upon the receipt of an Exchange Note pursuant to the Exchange Offer, the holder’s holding period for an Exchange Note will include the holding period for the Original Note exchanged pursuant to the Exchange Offer, and the holder’s tax basis in an Exchange Note will be the same as the adjusted tax basis in the Original Note immediately before such exchange.
THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER OTHER U.S. FEDERAL TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR ANY APPLICABLE INCOME TAX TREATY.

CERTAIN ERISA CONSIDERATIONS
The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the Code is based on ERISA, the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA and the Code that may be applicable to us, the Exchange Notes or a particular investor. Accordingly, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the Exchange Notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.
ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA, plans subject to Section 4975 of the Code and entities that are deemed to hold the assets of such plans, each such employee benefit plan, plan or entity, a Plan, and on those persons who are “fiduciaries” with respect to Plans. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the Exchange Notes satisfies ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that such a Plan’s investments be made in accordance with the documents governing the Plan.
An investor who is considering acquiring the Exchange Notes with the assets of a Plan must consider whether the acquisition and holding of the Exchange Notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the Exchange Notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration). Such parties in interest or disqualified persons could include, without limitation, the Company, the initial purchaser, and the trustee or any of their respective affiliates.
ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Such exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption, or PTCE, 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions or any other exemption will be available with respect to the acquisition or holding of the Exchange Notes, even if the specified conditions are met. Under Section 4975 of the Code, excise taxes or other penalties and liabilities may be imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such). A fiduciary of a Plan that engages in such non-exempt prohibited transactions may also be subject to penalties and liabilities under ERISA and the Code. Furthermore, each person acting on behalf of a Plan that acquires the Exchange Notes acknowledges that none of us, the initial purchaser, the Trustee, the registrar or the paying agent nor any of their respective affiliates has provided or will provide investment advice, or is otherwise acting in a fiduciary capacity, in connection with the acquisition of the Exchange Notes by any Plan. In addition, each such person acknowledges that the Plan investor’s fiduciary is exercising its own independent judgment in evaluating the acquisition of the Exchange Notes.
As a general rule, governmental plans, as defined in Section 3(32) of ERISA, or Governmental Plans, church plans, as defined in Section 3(33) of ERISA, that have not made an election under Section 410(d) of the Code, or

Church Plans, and non-U.S. plans are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans generally may be invested in the Exchange Notes without regard to the fiduciary and prohibited transaction considerations under ERISA and Section 4975 of the Code described above. However, Governmental Plans, Church Plans or non-U.S. plans may be subject to other United States federal, state or local laws or non-U.S. laws that regulate their investments, or a Similar Law. A fiduciary of a Governmental Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the Exchange Notes.
The Exchange Notes may be acquired by a Plan, a Governmental Plan, a Church Plan, or a non-U.S. Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the Exchange Notes will be deemed to represent and warrant to us and the Trustee that (1) (a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan, or (iv) a non-U.S. Plan, (b) it is a Plan and the acquisition and holding of the Exchange Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or (c) it is a Governmental Plan, a Church Plan or a non-U.S. Plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or imposes excise or penalty taxes on the acquisition or holding of the Exchange Notes; and (2) it will notify us and the Trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the Exchange Notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.
This Exchange Offer is not a representation by us or the initial purchaser that an acquisition of the Exchange Notes meets all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans or non-U.S. plans or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan or non-U.S. plan.

PLAN OF DISTRIBUTION
Any broker-dealer that holds Original Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from us) may exchange such Original Notes pursuant to the Exchange Offer. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes received by such broker-dealer in the Exchange Offer. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales.
We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the Exchange Offer and any broker-dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed to pay all expenses incident to the Exchange Offer, including the expenses of one counsel for the holders of the Original Notes, and will indemnify the holders of the Original Notes against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
Jones Day will pass upon the validity of the Exchange Notes.
EXPERTS
The financial statements of Owens Corning and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Masonite as of December 31, 2023 and January 1, 2023, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this prospectus through the Current Report on Form 8-K filed by Owens Corning on May 15, 2024, and the effectiveness of internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which concludes, among other things, that Masonite did not maintain effective internal control over financial reporting as of December 31, 2023, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission 2013 framework, because of the effects of the material weakness described therein, which are incorporated by reference herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
The following is a summary of the statutes, charter and bylaw provisions, contracts or other arrangements under which the Registrant’s directors and officers are insured or indemnified against liability in their capacities as such.
Owens Corning is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification rights that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.
Article Tenth of Owens Corning’s amended and restated certificate of incorporation provides that Owens Corning shall, to the fullest extent authorized or permitted by applicable law, indemnify any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he or she, his or her testator or intestate, is or was a director or officer of Owens Corning or by reason of the fact that such person, at the request of Owens Corning, is or was serving as a director, manager, officer, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise. No director of Owens Corning shall be personally liable to Owens Corning or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to Owens Corning or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit.
Article IX of Owens Corning’s fourth amended and restated bylaws provides that Owens Corning shall, to the fullest extent authorized or permitted by applicable law, indemnify any and all persons who may serve or who have served at any time as directors or officers of Owens Corning, or who may serve or at any time have served at the request of Owens Corning as directors, managers, officers, employees or agents of another corporation (including subsidiaries of Owens Corning) or of any partnership, joint venture, trust or other enterprise, and any directors or officers of Owens Corning who at the request of Owens Corning may serve or at any time have served as agents or fiduciaries of an employee benefit plan of Owens Corning or any of its subsidiaries, from and against any and all of the expenses, liabilities or other matters referred to in or covered by law, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, manager, officer, employee or agent to the fullest extent authorized or permitted by applicable law. Owens Corning may also indemnify any and all other persons whom it shall have power to indemnify under any applicable law to the extent authorized or permitted by such law.
In addition to the provisions of the amended and restated articles of incorporation and fourth amended and restated bylaws, Owens Corning has entered into indemnification agreements with all of its directors, to indemnify the directors to the fullest extent permitted by the fourth amended and restated bylaws. Owens Corning also maintains directors and officers insurance to insure such persons against certain liabilities.

Item 21. Exhibits And Financial Statement Schedules.
(a)Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit

2.1
Arrangement Agreement, dated as of February 8, 2024, among Owens Corning, Masonite International Corporation and MT Acquisition Co ULC (incorporated by reference to Exhibit 2.1 to Owens Corning’s Current Report on Form 8-K, filed February 9, 2024).

3.1	Amended and Restated Certificate of Incorporation of Owens Corning (incorporated by reference to Exhibit 3.1 of Owens Corning’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2016).

3.2	Fourth Amended and Restated Bylaws of Owens Corning, effective as of June 15, 2023 (incorporated by reference to Exhibit 3.1 of Owens Corning’s Current Report on Form 8-K, filed June 22, 2023).

4.1
Indenture, dated as of June 2, 2009, by and among Owens Corning, the guarantors named therein and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Owens Corning’s Registration Statement on Form S-3 (Registration No. 333-159689), filed June 3, 2009).

4.2
Third Supplemental Indenture, dated as of October 22, 2012, by and among Owens Corning, the guarantors named therein and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Owens Corning’s Current Report on Form 8-K, filed October 22, 2012).

4.3
Fourth Supplemental Indenture, dated as of November 12, 2014, by and among Owens Corning, the guarantors named therein and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Owens Corning’s Current Report on Form 8-K, filed November 12, 2014).

4.4
Fifth Supplemental Indenture, dated as of August 8, 2016, by and among Owens Corning, the guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Owens Corning’s Current Report on Form 8-K, filed August 8, 2016).

4.5
Sixth Supplemental Indenture, dated as of October 3, 2016, by and among Owens Corning, the guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.9 to Post-Effective Amendment No. 1 to Registration Statement on Form S-3 of Owens Corning and the Additional Registrants named therein (Registration No. 333-202011), filed June 21, 2017).

4.6
Seventh Supplemental Indenture, dated as of February 27, 2017, by and among Owens Corning, the guarantor party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.10 to Post-Effective Amendment No. 1 to Registration Statement on Form S-3 of Owens Corning and the Additional Registrants named therein (Registration No. 333-202011), filed June 21, 2017).

4.7
Eighth Supplemental Indenture, dated as of June 26, 2017, by and among Owens Corning, the guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Owens Corning’s Current Report on Form 8-K, filed June 26, 2017).

4.8
Ninth Supplemental Indenture, dated as of August 23, 2017, by and among Owens Corning, the guarantor party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.6 to Owens Corning’s Quarterly Report on Form 10-Q, for the quarter ended September 30, 2017).

4.9
Tenth Supplemental Indenture, dated as of January 25, 2018, by and among Owens Corning, the guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Owens Corning’s Current Report on Form 8-K, filed January 25, 2018).

4.10
Eleventh Supplemental Indenture, dated as of August 12, 2019, by and between Owens Corning and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Owens Corning’s Current Report on Form 8-K, filed August 12, 2019).

Exhibit No.	Description of Exhibit

4.11
Twelfth Supplemental Indenture, dated as of May 12, 2020, by and between Owens Corning and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Owens Corning’s Current Report on Form 8-K, filed May 12, 2020).

4.12
Thirteenth Supplemental Indenture, dated as of May 22, 2024, by and between Owens Corning and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Owens Corning’s Current Report on Form 8-K, filed May 22, 2024).

4.13
Fourteenth Supplemental Indenture, dated as of May 31, 2024, by and between Owens Corning and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Owens Corning’s Current Report on Form 8-K, filed May 31, 2024).

4.14
Fifteenth Supplemental Indenture, dated as of May 31, 2024, by and between Owens Corning and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.3 to Owens Corning’s Current Report on Form 8-K, filed May 31, 2024).

4.15
Sixteenth Supplemental Indenture, dated as of May 31, 2024, by and between Owens Corning and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.5 to Owens Corning’s Current Report on Form 8-K, filed May 31, 2024).

4.16
Registration Rights Agreement, dated as of May 22, 2024, by and among Owens Corning, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC (incorporated by reference to Exhibit 4.3 to Owens Corning’s Current Report on Form 8-K, filed May 22, 2024).

5.1	Opinion of Jones Day.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Jones Day (included in Exhibit 5.1).

24.1	Owens Corning Power of Attorney.

25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee on Form T-1.

99.1	Form of Letter of Transmittal.

107	Filing Fee Table.
Item 22. Undertakings.
The undersigned registrant hereby undertakes:
(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(8)To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(9)To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on June 28, 2024.

OWENS CORNING (Registrant)

By:	/s/ Todd W. Fister
Todd W. Fister
Executive Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Board Chair, President and Chief Executive Officer (Principal Executive Officer)	June 28, 2024
Brian D. Chambers

/s/ Todd W. Fister	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 28, 2024
Todd W. Fister

*	Vice President and Controller (Principal Accounting Officer)	June 28, 2024
Mari K. Doerfler

*	Director	June 28, 2024
Eduardo E. Cordeiro

*	Director	June 28, 2024
Adrienne D. Elsner

*	Director	June 28, 2024
Alfred E. Festa

*	Director	June 28, 2024
Edward F. Lonergan

*	Director	June 28, 2024
Maryann T. Mannen

*	Director	June 28, 2024
Paul E. Martin

*	Director	June 28, 2024
W. Howard Morris

*	Director	June 28, 2024
Suzanne P. Nimocks

*	Director	June 28, 2024
John D. Williams
__________________
*The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Todd W. Fister	June 28, 2024
Todd W. Fister Attorney-in-Fact